Kinetek Signs Memorandum of Understanding with De Sheng
                     Electric Motor Co. Ltd.

September 11, 2001   Deerfield, IL - Kinetek and De Sheng are pleased
                     to announce the signing of a Memorandum of Understanding
                     ("MOU") between the two companies. Kinetek has agreed to purchase 80% of De Sheng with an option to purchase the remaining 20% in the future.

                     Kinetek is a leading manufacturer of electric motors and motion control systems serving a wide variety of niche industries, including elevators, battery electric vehicles, commercial floor care, material handling, appliances, and vending.

                     De Sheng, located in Shunde, is a leading motor manufacturer in the Guangdong province of China serving a variety of niche industries including elevators, HVAC, and general purpose industrial applications.

                     Kinetek President and CEO Ron Sansom comments: "De Sheng's broad product offerings, excellent quality, and engineering capability represent an outstanding strategic fit for Kinetek. Combining the application engineering and technical capability of Kinetek with the capabilities and competitive cost position of De Sheng will make this venture a powerful combination."

                     De Sheng Chairman Jian-Xiong Xie commented that it was time for De Sheng to find a partner to continue its growth and participate in the global economy.

                     The two companies expect to complete the transaction by year-end.

                     Kinetek is owned and managed by parent company . Jordan Industries, Inc., with total revenues of nearly $1.0B, participates in markets as diverse as motors and motion control systems, automotive products, specialty plastics, specialty printing and labeling, and point of purchase and specialty advertising. Jordan Industries also has another investment in Shunde through its Sate-Lite operating subsidiary.

                     For more information contact Norm Bates at Kinetek, Inc., at (847) 267-4431 or e-mail to nbates@jordanind.com and visit http://www.kinetekinc.com.